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EXHIBIT 10.3

CARDIFF MARINE INC.

MANAGEMENT AGREEMENT

VESSEL: M.V. "..........."

TABLE OF CONTENTS

1.	APPOINTMENT
2.	TERM
3.	THE MANAGERS GENERAL OBLIGATIONS
4.	MANAGER'S POWERS
5.	TECHNICAL MANAGEMENT SERVICES
* CREWING
* REPAIRS
6.	COMMERCIAL MANAGEMENT SERVICES
* SALE AND PURCHASE
* CHARTERS
* OPERATIONS AND FREIGHT COLLECTION
* INSURANCE
* ACCOUNTING
* AUDITING
* BUDGETS AND MANAGEMENT OF FUNDS
7.	ADMINISTRATION
8.	RENUMERATION
9.	INDEMNITY
10.	HIMALAYA
11.	FORCE MAJEURE
12.	TERMINATION
13.	MODIFICATION
14.	ASSIGNABILITY OF AGREEMENT
15.	CONFIDENTIALITY
16.	GOVERNING LAW
17.	ARBITRATION
18.	NOTICES
19.	ENTIRE AGREEMENT

MANAGEMENT AGREEMENT

This Agreement is made as of the October 18th, 2004 between Dryships Inc. of Marshall Islands together with                               collectively called "Owner" and Cardiff Marine Inc. of Liberia, "Manager"

        Whereas

  (A)
  The "Owner" is the registered owner of the ship (the "Vessel") particularly described in Schedule A annexed hereto.

  (B)
  Owner wishes to retain Manager to proved, subject to the terms and conditions set forth herein, technical and commercial management services in respect of the Vessel.

  (C)
  Manager is willing and able to proved such technical and commercial management services upon the terms and conditions set forth below.

        Now therefore the parties hereto agree as follows:

1.	APPOINTMENT
Manager is hereby appointed by Owner as Technical and Commercial Manager hereby accepts such appointment on the terms and conditions of this Agreement.
1.0.1	With effect from the date hereof and continuing unless and until terminated as provided herein, the Owner hereby appoint the Manager hereby agrees to act as Manager of the Vessel.
1.0.2	The Manager undertakes to use its best endeavours to provide its Management Services specified in clauses, on behalf of the Owner in accordance with sound ship management practice.
1.0.3	The Manager may at its sole discretion appoint sub-managers, at any time throughout the duration of this Agreement, to discharge any of the Manager's duties.
2.	TERM
This Agreement shall come into effect on the date hereof and shall continue for a period of five years. Thereafter it shall continue for further continuous periods of five years.
Notice to terminate shall not be effective until 30 days following its having been delivered, unless otherwise mutually agreed in writing.
3.	THE MANAGER'S GENERAL OBLIGATIONS
3.01	Manager shall, on behalf of Owner, attend to the day-to-day technical and commercial management of the Vessel in accordance with sound technical and commercial shipping industry standards.
3.02
In the exercise of its duties hereunder Manager shall act fully in accordance with the reasonable policies, guidelines and instructions from time to time communicated to it by Owner and serve Owner faithfull and diligently in the performance of this Agreement, according to technical and commercial shipping industry standards.
3.03
In the performance of this Agreement, Manager shall protect the interests of Owner in all matters directly or indirectly relating to the Vessel.
Manager shall ensure that adequate manpower is employed by it to perform its obligations under this agreement. Insofar as practicable, it shall use its best efforts to ensure fair distribution of available manpower, supplies and services as between the Vessel and all other vessels under its management.
4.	MANAGER'S POWER

4.01	Manager is entitled to carry out its duties under the terms of this Agreement as provided in relative clauses herein as Owner's agent at its own discretion.
4.02
In the performance of this Agreement, Manager shall be authorized to perform the services described in Clauses 5 and 6 and to do all such things or take all such actions related to such performance in accordance with technical and commercial industry standards.
4.03
Manager is under no circumstances authorized to mortgage or otherwise encumber the Vessel, as security for loans or other amounts due. To the extent permitted by law, Manager will take all reasonable measures to avoid creating liens on the Vessel for services or necessaries, which are not the responsibility of Owner.
5.	TECHNICAL MANAGEMENT SERVICES
* CREWING
5.01	The Managers shall provide adequate and properly qualified Crew for the Vessel as required by the Owners, provision of which includes but is not limited to the following functions:
• Employment of master, officers, and crew (hereinafter collectively referred to as the "Crew") of the Vessel;
• Arrangement of transportation of the Crew, including repatriation;
• Training of the Crew;
• Supervision of the efficiency of the Crew and administration of all other Crew matters such as planning for the manning of the Vessel;
• Payroll arrangement;
• Arrangements and administration of pensions and Crew insurance;
• Discipline and union negotiations;
• Enforcement of appropriate standing orders.
* REPAIRS AND MAINTENANCE
The Manager shall provide technical management which includes, but is not limited to the following functions:
5.02	Provisions of competent personnel to supervise the maintenance and general efficiency of the Vessel;
5.03
Arrangement and supervision of drydockings, repairs, alterations and upkeep of the Vessel to the standards required by the Owner provided that the Manager shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with all requirements and recommendations of the classification society and with the laws and regulations of the country of registry of the Vessel and of the places where the Vessel trades;
5.04	Arrangement of the supply of necessary provisions, stores, spares and lubricating oil;
5.05	Appointment of surveyors and technical consultants as the Managers may consider from time to time to be necessary;
5.06	Development, implementation and maintenance of a Safety Management System (SMS) in accordance with the ISM Code;
5.07	Maintaining Vessel in such condition as to be acceptable to major charterers as well oil majors' vetting standards;

5.08	Arranging surveys (including oil major vetting) associated with the commercial operation of the Vessel.
6.	COMMERCIAL MANAGEMENT SERVICES
6.01
The Manager shall identify vessels for purchase, perform class records review and physical inspection and make recommendation to the Company as to whether any vessel should be bought. Any costs incurred by the manager for inspection of such vessels for possible purchase to be fully reimbursed by the owner.
6.02
After approval has been granted by the company for the purchase of the identified vessel, the Manager shall on behalf of the owners proceed to purchase same under the best possible terms and conditions in accordance with industry standards.
6.03	Manager shall perform all functions necessary to allow owners to take physical delivery of the vessel and proceed with commercially managing same.
6.04	Manager shall also sell vessel(s) on behalf of the Company at the Company's request.
6.05	Manager shall proceed to market the vessel for sale, solicit offers, negotiate the sale of any Company vessel under the best possible terms and conditions in accordance with industry standards.
6.06	Manager shall perform all functions necessary to enable the Owner to physically deliver the vessel to her contractual buyer.
* CHARTERS
6.07	Seek and negotiate employment for the Vessel under voyage or period charter or under any other form of contract and on behalf of the Owner to approve, conclude and execute any such contract.
6.08	Manager shall have the authority to fix voyage charters in accordance with the trading restrictions defined in Clause 6.10.
6.09	Fix the Vessel and Manager's other managed vessels (each an "Other Vessel") in a fair manner.
6.10	Manager will use due diligence to ensure that the Vessel will be employed between safe ports, safe anchorages and safe berths, so far as this can be established by exercising due diligence.
Manager will include in the Charter Parties and an appropriate War Risks Clause, Clause Paramount and any other Owner's protective clauses where applicable in accordance with the custom of trade.
6.11	To arrange the scheduling of the Vessel according to the terms of the Vessel's employment.
6.12
To carry out all necessary communications with shippers, charterers and others involved with their receiving and handling of the Vessel at the loading and discharging ports, including notices required under the terms of the Vessel's employment.
On behalf of and in the name of the Owner to issue or cause to be issued to shippers customary bills of lading or other documents required under the terms of the Vessel's employment.
Owner authorizes Manager to permit cargo discharge in accordance with Letter of Indemnities issued, or invocation of same, and signed by the charterers and/or bank, working as per Owner's P&I club.

6.13
To invoice on behalf of Owner all freights and other sums due to Owner and accounts receivables arising from the operation of the Vessel. To give receipts therefore, to make any and all claims for monies due to Owner and to issue releases upon receipt of payment of such claims and in connection with the settlement of such claims.

To furnish the Master of the Vessel appropriate voyage instructions and monitor voyage performance. Manager will use its best efforts to achieve the most economical, efficient and quick dispatch of the Vessel between ports and at ports and terminals.
6.14
With prior consent of Owner, to institute, defend, intervene in, settle, compromise or abandon any legal proceedings by or against Owner or by or against the Vessel or which in any way concerns the Vessel, their freight, earnings and disbursements or concerning the crews and officers on board the Vessel and for the purposes of this clause the expression "Legal Proceedings" shall include arbitration, civil, regulatory and criminal proceedings of all kinds. The handling of all such claims and legal matters shall always be consistent with the instructions and requirements of the Vessels' P&I club, Hull Underwriters, or other insurers.
To provide Owner the following services:
• Appoint and negotiate fees for vessel husbandry agents at ports when necessary.
• Negotiate, arrange and stem fuel requirements as required for intended trading.
• Arranging berths or anchorages.
• Arranging for entry and clearance of the Vessel and all other services relating to the Vessel's movements in port, including tugs and pilots.
• Preparing laytime statements and or hire statements including obtaining port documents and expense supports necessary for such calculation.
* INSURANCE
6.15	The Manager shall arrange such insurances as the Owner shall have instructed or agreed, in particular as regards insured values, deductibles and franchises.

All insurance policies shall be in the joint names of Owner and Manager provided that, unless the Manager give express prior consent, no liability to pay premiums or P&I calls shall be imposed on the Manager, notwithstanding the restrictions on P&I cover which would thereby result.
* ACCOUNTING
6.16	The Manager shall:
Establish an accounting system which meets the requirements of the Owner and provide regular accounting services, supply regular reports and records in accordance herewith;
Maintain the records of all costs and expenditures incurred hereunder as well as data necessary or proper for the settlement of accounts between the parties.
* AUDITING
6.17	The Manager shall at all times maintain and keep true and correct accounts and shall make the same available for inspection and auditing by the Owner and such times as may be mutually agreed.

BUDGETS AND THE MANAGEMENT OF FUNDS
6.18
The Manager shall present to the Owner annually a budget for the following twelve months in such form as the Owner requires. The budget for the first year hereof is set out in Appendix "A" hereto. Subsequent annual budgets shall be prepared by the Manager and submitted to the Owner not less than one month before the anniversary date of the Manager's financial year.

The Owner shall indicate to the Manager its acceptance and approval of the annual budget within one month of presentation and in the absence of any such indication the Manager shall be entitled to assume that the Owner has accepted the said budget.

Following the agreement of the budget, the Manager shall prepare and present to the owner its estimated for the working capital requirement of the Vessel and the manager shall each month update this estimate. Based thereon, the Manager shall each month request the Owner for the funds required to run the Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers of provisions. Such funds shall be received by the Manager within ten days after the receipt of such request and shall be held to the credit of the Owner in a separate account.

The Owner shall place with the Manager for the duration of this Agreement an amount equal to one months' estimated running expenses as a working capital reserve. Upon termination of this Agreement all moneys remaining within the working capital reserve shall be returned to the Owner subject to the terms and conditions of this Agreement.
The Manager shall produce a quarterly comparison between budgeted and actual expenditure of the Vessel, if required to do so by the Owner.
Notwithstanding anything contained herein, the Manager shall in no circumstances be required to use or commit its own funds to finance the provision of the management Services.
7.	ADMINISTRATION
Manager shall, at its own expense, provide all office accommodations, office equipment, communication, office stationery and office staff, as is required for the provision of its services hereunder.
The manager shall handle and settle all claims arising out of the Management Services hereunder.

The Manager shall also have power to obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters effecting the interest of the Owner respect of the Vessel.
The Owner shall arrange for the provision of any necessary guarantee bond or security.
Any costs incurred by the Manager in carrying out its obligations according to this Agreement shall be settled by the Owner.
8.	REMUNERATION
8.01
In consideration of the obligations undertaken by Manager under this Agreement, Owner shall pay Manager a commission fee equal to one and a quarter of one per cent (1.25%) calculated on the gross freight, demurrage and charter hire obtained for the employment of the Vessel on contracts or charter parties entered into by Manager during the term of this Agreement, payable to Manager on the dates when such freight demurrage of charter-hire, as the case may be, is paid or otherwise collected.
8.02	Owner shall also pay a commission fee equal to one percent (1.0%) calculated on the MOA price for any vessel bought or sold for and on behalf of Dryships Inc.

8.03
In addition to the commission fees due to Manager under Clauses 8.01 and above and for as long as this Agreement is in effect, Owner shall also pay Manager a Management Fee of US$ 650.- per day per vessel payable monthly in advance (the first payment to be made upon signature of the Agreement).

The above Management fee is on the basis of a parity of US$/Euro at 1.30. At the beginning of each calendar quarter date the daily Management fee for the next 3 months will be adjusted upwards or downwards according to the US$/Euro exchange rate as quoted by EFG Eurobank Ergasias S.A. two business days before the end of each calendar quarter.
8.04	The Manager shall at no extra cost to the Owner, provide its own office Accommodation, office staff and stationary.
8.05
Unless the Agreement is terminated by Owner in accordance with Clauses 13.03 (iii) and (iv) of this Agreement or by reason of default by gross negligence or misconduct of Manager, its Directors, officers and/or employees in the performance under this Agreement, upon termination of this Agreement in relation to the Vessel, the Management Fee will be continued at the above rate in effect for 90 days from the date of termination. This is to cover operational and accounting costs of finalizing the Vessels' disbursements, demurrage, etc. In addition, The Owner shall continue to pay the following:
	i)	Crew support costs for a further period of three calendar months
	ii)	An equitable proportion of any management staff redundancy costs which may materialise.
8.06	SUPERINTENDENTS' FEES

When necessary or desirable to evaluate the Vessel's physical condition, and/ or supervise ship board activities, and/or attend to repairs and drydockings the Manager shall arrange for visitations by a Superintendent at various intervals during the term of this Agreement.

Should it be necessary for a Superintendent to visit the Vessel for a period of greater than 5 days during any successive twelve month term (the first term commencing from the date of this Agreement) the Manager shall be entitled to charge the Owner $ 550 for every additional day.
9.	INDEMNITY
9.01
Except as provided in 9.02 below, neither Manager nor any officer, director, shareholder or employee thereof shall be liable to Owner or to any third party, including any Master, Office or Crewmember employed on the Vessel or in connection therewith, for any loss or damage arising directly or indirectly out of the performance by Manager of any of its obligations in respect of the Vessel under this Agreement, Owner shall indemnify and hold harmless and defend Manager of any of its obligations in respect of the Vessel under this Agreement. Owner shall indemnify and hold harmless and defend Manager, its officers, directors, shareholders and employees against any and all claims and demands (including costs and reasonable attorneys fees of defending such claim or demand) and nay other losses or liabilities arising directly or indirectly out of the performance by Manager of nay of its duties in respect of the Vessel under this Agreement.
9.02
The provisions of Clause 9.01 shall not apply with respect to any loss, Damage, claim, demand, or liability if and to the extent that the same results for manager's, its officers', Directors', Shareholders' or Employees' gross negligence or wilful misconduct in the performance of its duties under this Agreement.
9.03	Clause 9 shall survive termination of this Agreement.
10.	HIMALAYA

"Himalaya" It is hereby expressly agreed that no employee or agent of the Manager (including every sub-contractor form time to time employed by the Manager) shall in any circumstances whatsoever be under any liability whatsoever to the Owner for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 9, every exemption, limitation, condition and liberty herein contained and every right, exemption form liability, defence and immunity of whatsoever nature applicable to the Manager of to which the Manager is entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Manager acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 9 the Manager is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be his servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.
11.	FORCE MAJEURE
1.
Neither party shall be liable to the other for loss or damage resulting from delay or failure to perform this Agreement, or any contract hereunder, either in whole or in part, when any such delay or failure shall be due to causes beyond its control due to civil war, insurrections, strikes, riots, fires, floods, explosions, earthquakes, serious accidents, or any acts of God, or failure of transportation, epidemics, quarantine restrictions, or labor trouble causing cessation, slowdown, or interruption of work.
2.
In the event that a situation giving rise to force majeure which prevents a party from performing under this Agreement, the parties shall confer as to the further fulfilment or termination of this Agreement.
12.	TERMINATION
12.01
The Manager shall be entitled to terminate the Agreement by notice in writing if any moneys payable by the Owner shall not have been received in the Manager's nominated account within ten days of payment having been requested in writing by the Manager. The Manager shall also be entitled to terminate this Agreement by notice in writing if after the receipt of written notice of objection thereto from the Manager to the Owner, the Owner proceeds to employ the Vessel in a trade or in a manner which is, in the opinion of the Manager, likely to be detrimental to its reputation as Manager or be prejudicial to the commercial interest of the Manager.
12.02	The Owner shall be entitled to terminate Manager's appointment hereunder by providing notice as per clause 2 to the Manager if:
	a)	any money payable to Owner under or pursuant to this Agreement are not paid or accounted for in full by Manager in accordance with the provisions of this Agreement, or
	b)	Manager repeatedly neglects of falls to perform its principal duties or to meet his material obligations under his Agreement
12.03	Notwithstanding the provision in Clause 2 and Clause 12.01 of this Agreement and without prejudice to the accrued rights, if any, or Remedies of the parties under or pursuant to this Agreement.
	(i)	if Owner ceases to be the owner of a Vessel by reason of a sale thereof; or
	(ii)	if a Vessel becomes an actual or constructive or compromised or arranged total loss; or
	(iii)	if a Vessel is requisitioned for title or any other compulsory acquisition of a Vessel occurs, otherwise than by requisition for hire; or

(iv)
if a Vessel is captured, seized, detained or confiscated by any government or persons acting or purporting to act on behalf of any government and is not released from such capture, seizure, detention or confiscation;
the Agreement shall no longer apply to that ship; or
(v) if Owner or the Manager ceased to carry on business, or a substantial of the business, properties or assets of either such party is seized or appropriated.
(vi)
if an order is made against the Owner the Manager by any competent court of the other appropriate authority or resolution passed for bankruptcy, dissolution or winding-up or for the appointment of a liquidator, manager, receiver or trustee of a party or of all or a substantial part of its assets, save for the purposes of amalgamation or re-organization (not involving or arising out of insolvency)
12.04	For the purpose of clause 12.03 hereof
(i) the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Owner ceases to be registered as Owners of the Vessel.
(ii)
the Vessel shall not be deemed to be lost unless either the Vessel has become an actual total loss or agreement has been reached with the Underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with the Underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the vessel has occurred.
(iii) the termination of this Agreement shall be without prejudice to all rights accrued due between the Manager and Owner prior to the date of termination.
13	MODIFICATION OF AGREEMENT

No modification or any further representation, promise, or agreement in connection with subject matter under this Agreement shall be binding, unless made in writing and signed on behalf of the parties by duty authorized representatives.
14	ASSIGNABILITY OF AGREEMENT
This Agreement is not assignable by either party without the prior written consent of the other.
15.	CONFIDENTIALITY

Except as may be required by applicable law, any non-public or confidential information relating to the business or affairs of Owner or Owner's principals obtained by Manager in the performance of this Agreement shall be kept strictly confidential.
Except as may be required by applicable law this Agreement including all terms, details conditions and period is to be kept private and confidential and beyond the reach of any third party.

Except as may be required by applicable law, any non-public or confidential information relating to the business or affairs of Manager and/or Manager's Principals obtained by Owner or Owner's Principals in the performance of this Agreement shall be kept strictly confidential.
16.	GOVERNING LAW
This Agreement shall be governed by and construed in accordance with English Law.
17.	ARBITRATION

17.01
All disputes arising out of this Agreement shall be arbitrated at London in the following manner. One arbitrator is to be appointed by each of the parties hereto and a third by the two so chose. Their decision or that of any two of them shall be final and for the purpose of enforcing any award, this Agreement may be made a rule of the court. The arbitrators shall be commercial persons, conversant with shipping matter. Such arbitration is to be conducted in accordance with the rules of the London Maritime Arbitrators Association terms current at the time when the arbitration proceeding are commenced and in accordance with the Arbitration Act 1996 Or any statutory modification or re-enactment thereof.
17.02
In the event that Owner or Manager shall state a dispute and designated an Arbitrator, in writing, the other party shall have twenty (20) days, excluding Saturdays, Sundays and legal holidays and legal holidays to designated it's arbitrator, failing which the appointed arbitrator can render an award hereunder.
17.03
Until such time as the arbitrators finally close the hearings, either party shall have the right by written notice served on the arbitrators and on the other party to specify further disputes or differences under this Agreement for hearing and determination.
17.03
The arbitrators may grant any relief, and render an award, which they or a majority of them deem just and equitable and within the scope of the Agreement of the parties, including but not limited to the posting of security. Awards pursuant to this Clause may include costs, including a reasonable allowance for attorneys fee's and judgments may be entered upon any award made herein in any court having jurisdiction.
18.	NOTICES
18.01
Any notice or other communication required to be given or made hereunder shall be in writing and may be served by sending same by registered airmail electronic-mail, telex, facsimile or by delivering the same (against receipt) t to the address of the party to be served to such address as may from time to time be notified by that party for the purpose.
18.02
Any notice served by post as aforesaid shall be deemed conclusively duly Served five days after the same shall have posted. Notices served by telex aforesaid shall be deemed conclusively to have been served on the day following of the same, provided evidence of transmission appears on the particular notice.
18.03	Notices to Manager shall be made as follows:
Cardiff Marine Inc. Omega Building Amaroussion, GR151 25 Athens—Greece Phone : 210-8090200 Fax : 210-8090205 E-Mail :
Notices to Owner shall be made as follows: Dryships Inc. Omega Building Amaroussion—GR151 25 Athens—Greece Phone : 210-6140280 / 281 Fax : 210- E-Mail :

19.	ENTIRE AGREEMENT

This Agreement contains the entire agreement of the parties with respect To the subject matter hereof and supersedes all prior agreements and understandings, either verbal or written, between the parties with respect to such subject matter, and no amendment of any provision hereof will be binding upon any party unless in writing and signed by the party agreeing to such amendment.

ON BEHALF OF OWNER DRYSHIPS INC.

ADDENDUM Nr. 1

to a Management Agreement ("the Agreement") relating to the ship M.V.            dated                        200 between DRYSHIPS INC. of Marshall Islands together with                        of Malta collectively called the Owner and CARDIFF MARINE INC. of Liberia called the Manager.

        The Agreement is amended to the effect that following Rider clause to Section 6.07 of the Management Agreement between the Owner and the Manager is agreed:

        In the event Manager is managing any drybulk ships that are not owned by Owner, Manager agrees that consistent with the availability, suitability and positioning of the Owner's vessels, any chartering contract of a duration of six months or more will be offered in the first instance to drybulk carriers operated by the Owner.

This th day of 200 .
For the Owner	For the Manager

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  EXHIBIT 10.3
MANAGEMENT AGREEMENT
TABLE OF CONTENTS
MANAGEMENT AGREEMENT
ADDENDUM Nr. 1